EXHIBIT 24
CONFIRMING STATEMENT
       This Confirming Statement confirms the undersigned, Abigail Marshall Diaz-Pedrosa, has authorized and designated, pursuant to a Power of Attorney executed May 20, 2025, each of Randall G. Ray and Mark A. Robertson, signing singly, to execute and file on the undersigned?s behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned?s position as an officer, and/or the undersigned?s ownership of or transactions in securities, of Tyler Technologies, Inc. This Confirming Statement is being uploaded as an exhibit in place of the aforementioned Power of Attorney due to file upload limitations with respect to Forms 3, 4, and 5. The authority of Randall G. Ray and Mark A. Robertson under this Confirming Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to her ownership of or transactions in securities of Tyler Technologies, Inc., unless earlier revoked in writing. The undersigned acknowledges that Randall G. Ray and Mark
A. Robertson are not assuming any of the undersigned?s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.
May 20, 2025                         /s/ Abigail Marshall Diaz-Pedrosa